Exhibit 10.5

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into effective February 10, 2023 (the “Effective Date”), by and between Chinmaya Rath and GlycoMimetics, Inc. (the “Company”).

WHEREAS, the Company desires to employ Executive to provide personal services to the Company, and Executive wishes to continue to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits.

Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

Employment by the Company.

Term.  The term of employment hereunder will be for the four year period commencing on the Effective Date and ending on the fourth anniversary of the Effective Date, subject to termination prior thereto pursuant to Sections 5, 6, 7, 8 or 9 below.  Unless the Company gives notice of its intent not to renew Executive’s employment hereunder, or Executive gives written notice to the Company of Executive’s determination not to renew Executive’s service and employment hereunder, in any case at least sixty (60) days prior to the fourth anniversary of the Effective Date, this Agreement, and Executive’s employment by the Company hereunder, shall be renewed for one year from that anniversary.  Thereafter, unless the Company or Executive gives written notice of determination not to renew at least sixty (60) days prior to the next succeeding anniversary of the Effective Date, this Agreement shall be renewed for one year from that anniversary.  The term “Service Period” shall mean the four year period provided for in this Section 1.1 and any extension thereof, or any shorter period resulting from any termination of service under Sections 5, 6, 7, 8 or 9 hereof.

Position.  Executive will be assigned initially to the position of Senior Vice President and Chief Business Officer of the Company.  During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company.

Duties. Executive will report to the Chief Executive Officer and/or such other Company executives designated by the Chief Executive Officer, performing such duties as are normally associated with Executive’s then current position and such duties as are assigned to Executive from time to time, subject to the oversight and direction of the Chief Executive Officer or any applicable designee. Executive shall perform Executive’s duties under this Agreement principally out of the Company’s Rockville, Maryland location, or such other location as assigned, and during the Service Period will be expected to work in the Company’s Rockville, Maryland office a minimum of every other week for at least three (3) consecutive days during each such week (each such three-day period, the “Executive In-Person Period”).  In addition, Executive shall make such business trips to such places as may be necessary or advisable for the efficient operations of the Company, and may be required to attend meetings in Rockville, Maryland on days that are in addition to the foregoing scheduled days.

Company Policies and Benefits.  The employment relationship between the parties shall also be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion.  Executive will be eligible to participate on the same basis as similarly situated employees in the Company’s benefit plans in effect from time to time during Executive’s employment.  All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan.  The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion.  Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

Time to be Devoted to Service.  Except for reasonable vacations, absences due to temporary illness, and activities that may be mutually agreed to by the parties, Executive shall devote Executive’s entire time, attention and energies during normal business hours and such evenings and weekends as may be reasonably required for the discharge of Executive’s duties to the business of the Company during the Service Period.  During the Service Period, Executive will not be engaged in any other business activity, which, in the reasonable judgment of the Chairperson of the Board of Directors of the Company, conflicts with the duties of Executive hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage.  The Company further acknowledges and agrees that, subject to the prior written approval by a majority of the Board of Directors (which majority shall exclude Executive if Executive is a then current member of the Board of Directors) and consistent with the terms of the Employee Proprietary Information Agreement (as defined in Section 3 below), Executive may serve on the boards of directors and advisory boards of other companies provided that such service does not interfere with the performance of Executive’s duties hereunder.

Compensation.

Base Salary.  Executive shall receive for Executive’s services to be rendered hereunder an initial annualized base salary of $380,000.00, subject to review and adjustment from time to time by the Company in its sole discretion and payable subject to standard federal and state payroll withholding requirements in accordance with Company’s standard payroll practices (“Base Salary”).

Sign-On Bonus.  The Company will pay Executive a cash sign-on bonus in the aggregate amount of $80,000.00 (“Sign-On Bonus”), which shall be payable in three installments (less applicable tax withholdings), with: (a) the first installment of $20,000.00 paid promptly following the Effective Date, (b) the second installment of $30,000.00 paid within thirty (30) days of the Effective Date, and (c) the third installment of $30,000.00 paid on the date that is six (6) months from the Effective Date, in each case provided Executive is employed by the Company on such date.  If Executive resigns without Good Reason (as defined below) or is terminated for Cause (as defined below) (i) in the case of the first and second installment, prior to the first anniversary of the Effective Date, and (ii) in the case of the third installment, prior to the date that is eighteen (18) months from the Effective Date, Executive shall be obligated to, and hereby agrees to, repay a prorated portion of the net, after-tax, amount of such installment paid to Executive, which shall be pro-rated based on the fraction, the numerator of which is the number of days from date of termination of Executive’s employment until the applicable time period following the Effective Date and the denominator of which is 365.  Executive agrees that if Executive is obligated to repay any portion of the Sign-On Bonus, the Company may deduct, in accordance with applicable law, any such repayment amount from any payments the Company owes Executive, including but not limited to any regular payroll amount and any expense payments.  Executive further agrees to pay to the Company, within thirty (30) days of the effective termination date, any remaining unpaid balance of the Sign-On Bonus due from Executive not covered by such deductions.

Annual Bonus.  Executive shall be eligible to be awarded an annual cash bonus pursuant to the Company’s annual performance bonus plan (“Bonus”), with the initial target amount of such bonus equal to forty percent (40%) of Executive’s Base Salary during the then current bonus year (“Target Bonus”), subject to review and adjustment from time to time by the Company in its sole discretion, payable subject to standard federal and state payroll withholding requirements.  Whether or not Executive is awarded any Bonus will be dependent upon (a) the actual achievement by Executive and the Company of the applicable individual and corporate performance goals, as determined by the Board’s Compensation Committee in its sole discretion, and (b) Executive’s continuous performance of services to the Company through the date any Bonus is paid.  The Bonus may be greater or lesser than the Target Bonus and may be zero.  The annual period over which performance is measured for purposes of this bonus is January 1 through December 31.  Any Bonus awarded pursuant to this Section 2.3 will be paid on or before March 15 of the year following the year for which it is awarded.  Executive must be employed on the date bonuses are paid in order to be eligible for any bonus.  In the event of termination of Executive’s employment, no bonus, prorated or otherwise, will be paid for the year in which termination occurs.

Initial Equity Grant.  On the Effective Date, , as an inducement material to Executive entering into employment with the Company in accordance with Nasdaq Listing Rule 5635(c)(4), Executive will be granted a time-based option to purchase 150,000 shares of the Company’s common stock (“Common Stock”) (the “Initial Option”), subject to approval by the Board (or an authorized committee thereof). The Initial Option will vest according to the following schedule: 25% of the total shares underlying the Initial Option will vest on the first anniversary of the Effective Date, and the remaining 75% of the total shares of Common Stock underlying the Initial Option will vest in substantially equal monthly installments over the three year period thereafter, subject to Executive’s Continuous Service (as defined in the GlycoMimetics, Inc. Inducement Plan (the “Plan”)) as of each such date.  The Initial Option will be granted pursuant and subject to the Plan and the Company’s standard form of stock option agreement, modified to conform with the terms of this Agreement.  The Initial Option shall have an exercise price per share equal to the Fair Market Value (as defined in the Plan) of the Common Stock on the grant date and a 10-year term. The Company understands that Executive would not accept employment with the Company but for the granting of the Initial Option.

Expense Reimbursement.  The Company will reimburse Executive for reasonable business expenses in accordance with the Company’s standard expense reimbursement policy.  In addition, during each Executive In-Person Period, the Company shall directly pay for Executive’s authorized hotel expenses.  For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

Proprietary Information, Inventions, Non-Competition and Non-Solicitation Obligations.  The parties hereto have entered into an Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement attached hereto as Exhibit A (the “Employee Proprietary Information Agreement”), which may be amended by the parties from time to time without regard to this Agreement.  The Employee Proprietary Information Agreement contains provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement.

No Conflict with Existing Obligations.  Executive represents that Executive’s performance of all the terms of this Agreement and as an Executive of the Company do not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with other employers or entities for which Executive has provided services.  Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

Termination Due to Death or Disability.

Death or Disability.  If Executive dies while employed pursuant to this Agreement, then all obligations of the parties hereunder shall terminate immediately.  If Executive is unable due to a physical or mental condition to perform the essential functions of his/her position with or without reasonable accommodation for ninety (90) consecutive days or for one-hundred and eighty (180) days in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for either such period (such condition being herein referred to as “Disability”), the Company, at its option, may terminate Executive’s employment under this Agreement immediately upon giving Executive notice to that effect.  This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law.  Termination pursuant to this Section 5 is hereinafter referred to as a “Death or Disability Termination”.

Substitution.  The Board of Directors may designate another employee to act in Executive’s place during any period of Executive’s Disability during the Service Period.  Notwithstanding any such designation, Executive shall continue to receive Executive’s Base Salary and benefits in accordance with Sections 1.4 and 2 of this Agreement until Executive becomes eligible for disability income under the Company’s disability income insurance (if any) or until the termination of Executive’s employment, whichever shall first occur.

Disability Income Payments.  While receiving disability income payments under the Company’s disability income insurance (if any), Executive shall not be entitled to receive any Base Salary, but shall continue to be eligible to participate in all other compensation and benefits in accordance with Sections 1.4 and 2  until the date of Executive’s termination.  Notwithstanding the foregoing and in accordance with the Company’s benefit plans, Executive may be ineligible for coverage as an employee under the Company’s group health insurance plan during the period of Executive’s Disability, in which case continued coverage will be based on eligibility for COBRA or applicable state continuation coverage.  All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan.

Verification of Disability.  If any question shall arise as to whether during any period Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of Executive’s duties and responsibilities hereunder, Executive may, and at the request of the Company shall, submit to a medical examination by one or more licensed physicians selected by the Company to whom Executive or Executive’s guardian has no reasonable objection to determine whether Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue.  If such question shall arise and Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on Executive.

Termination For Cause.  The Company may terminate the employment of Executive hereunder at any time for “cause” (such termination being hereinafter referred to as a “Termination for Cause”) by giving Executive notice of such termination as described in Section 9.5, and upon the giving of such notice termination shall take effect immediately.  For the purpose of this Section 6, “cause” will mean that the Company has determined in its sole discretion that any of the following occurred: (a) Executive’s breach of fiduciary duty or substantial misconduct with respect to the business and affairs of the Company or any subsidiary or affiliate thereof, (b) Executive’s neglect of duties or failure to act which can reasonably be expected to materially adversely affect the business or affairs of the Company, the Company or any subsidiary or affiliate thereof, (c) Executive’s material breach of this Agreement, or of any provision of the Employee Proprietary Information Agreement which, to the extent curable, is not cured within 15 days after written notice thereof is given to Executive, (d) the commission by Executive of an act involving moral turpitude or fraud, (e) Executive’s conviction of any felony, or of any misdemeanor involving fraud, theft, embezzlement, forgery or moral turpitude, (f) other conduct by Executive that is materially harmful to the business or reputation of the Company, including but not limited to conduct found to be in violation of the Company’s policies prohibiting harassment or discrimination, or (g) the expiration of this Agreement.

Termination Without Cause.  The Company may terminate the employment of Executive hereunder at any time without “cause” (such termination being hereinafter called a “Termination Without Cause”) by giving Executive notice of such termination as described in Section 9.5.  Executive’s termination of employment under this Section 7 will take effect immediately upon the giving of such notice.

Resignation by Executive.

Without Good Reason.  Any resignation by Executive other than for Good Reason (as defined below) will be referred to hereinafter as a “Resignation”.  A Resignation will be deemed to be effective following notice under Section 9.5.

With Good Reason.  Provided Executive has not previously been notified of the Company’s intention to terminate Executive’s employment, Executive may resign from employment with the Company for Good Reason (as defined below) by giving the Company written notice of such termination in compliance with Section 9.5 and provided that such notice specifies:  (i) the basis for termination; and (ii) the effective date of termination (such termination being hereinafter referred to as a “Termination for Good Reason”).  For purposes of this Agreement, the term “Good Reason” shall mean any of the following without Executive’s prior written consent: (w) any material diminution of Executive’s duties or responsibilities hereunder (except in each case in connection with a Termination for Cause or as a result of Executive’s death or Disability), or, the assignment to Executive of duties or responsibilities that are materially inconsistent with Executive’s then position; provided, however, that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring company will not by itself result in a diminution of Executive’s duties or responsibilities; (x) a material reduction in Executive’s Base Salary, which the parties agree is a reduction of at least 10% of Executive’s Base Salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly-situated employees); (y) any material breach of the Agreement by the Company which is not cured within 15 business days after written notice thereof is given to the Company; or (z) a relocation of Executive from the Company’s principal office to a location more than 35 miles from the location of the Company’s principal office, other than on required travel by Executive on the Company’s business or on a temporary basis not to exceed a period equal to two calendar months; provided, however, that any such termination by Executive shall only be deemed for Good Reason pursuant to this definition if:  (1) Executive gives the Company written notice of intent to terminate for Good Reason within 30 days following the first occurrence of the condition(s) that Executive believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within 30 days following receipt of the written notice (the “Cure Period”); (3) the Company has not, prior to receiving such notice from Executive, already informed Executive that Executive’s employment with the Company is being terminated; and (4) Executive voluntarily terminates Executive’s employment within 30 days following the end of the Cure Period.

Effect of Termination of Employment.

Resignation, Death or Disability Termination, or a Termination for Cause.  Upon the termination of Executive’s employment hereunder pursuant to a Resignation, Death or Disability Termination, or a Termination for Cause, neither Executive nor Executive’s beneficiary or estate will receive severance payments, or any other severance compensation or benefit, or have any further rights or claims against the Company, its affiliates, or its subsidiaries under this Agreement except to receive:

the accrued but unpaid portion of Executive’s then current Base Salary, computed on a pro-rata basis to the date of such termination, subject to the Company’s standard payroll policies;

all compensation and benefits payable to Executive based on Executive’s then current participation in any compensation or benefit plan, program or arrangement through the date of termination; and

reimbursement for any expenses for which Executive shall not have theretofore been reimbursed as provided in the Company’s standard expense reimbursement policy.

Termination Without Cause or for Good Reason (Other Than Change in Control).  Upon the termination of Executive’s employment hereunder pursuant to a Termination Without Cause or a Termination for Good Reason (other than in connection with a Change in Control (as defined below)), neither Executive nor Executive’s beneficiary or estate will have any further rights or claims against the Company, its affiliates or its subsidiaries under this Agreement except to receive:

a termination payment equal to that provided for in Section 9.1 hereto; and

if Executive executes a general release in favor of the Company, substantially in the form attached hereto as Exhibit B (the “Release”), and subject to Section 9.2(c) (the date that the Release becomes effective and may no longer be revoked by Executive is referred to as the “Release Date”), then the Company shall pay to Executive the following severance benefits (such benefits referred to as “Severance Benefits”): (i) continuation of Executive’s then current Base Salary for a period of twelve (12) months from the Release Date (such applicable period is referred to as the “Severance Period”), less applicable withholdings and deductions (“Severance Pay”), paid in equal installments  beginning on the Company’s first regularly scheduled payroll date that is at least sixty (60) days following the Release Date (the “Severance Pay Commencement Date”), with the remaining installments occurring on the Company’s regularly scheduled payroll dates thereafter; provided, however, that on the Severance Pay Commencement Date, the Company will pay in a lump sum the aggregate amount of the Severance Pay that the Company would have paid Executive through such date had the payments commenced on the first regular payroll date following the Separation from Service (as defined below) through the Severance Pay Commencement Date, with the balance paid thereafter on the applicable schedule described above; and (ii) payment of the premiums of Executive’s group health insurance COBRA continuation coverage, including coverage for Executive’s eligible dependents, for a maximum period of twelve (12) months following Executive’s Termination Without Cause or a Termination for Good Reason (other than in connection with a Change in Control (as defined below)) (such period subject to the qualifications of this Section 9.2(b) referred to as “COBRA Payment Period”); provided, however, that (a) the Company shall pay premiums for Executive and Executive’s eligible dependents only for coverage for which Executive and Executive’s eligible dependents were enrolled immediately prior to the Termination Without Cause or Termination for Good Reason; (b) the Company’s obligation to pay such premiums shall cease immediately upon Executive’s eligibility for comparable group health insurance provided by a new employer of Executive or upon Executive no longer being eligible for COBRA during the

COBRA Payment Period; and (c) the Company’s obligation to pay such premiums shall be contingent on Executive’s timely election of continued group health insurance coverage under COBRA. Vesting of any unvested stock options and/or other equity securities shall cease on the date of termination following Executive’s Termination Without Cause or a Termination for Good Reason (other than in connection with a Change in Control (as defined below)).  In addition, the Company’s severance obligation shall be reduced by the amount of any salary received by Executive from another employer during the Severance Period.  Executive agrees to inform the Company promptly if Executive obtains other employment during the Severance Period. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including, without limitation, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company will instead pay Executive, on the first day of each month of the remainder of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings and deductions (such amount, the “Special Severance Payment”).

To receive the Severance Benefits pursuant to Section 9.2(b), Executive’s termination or resignation must constitute a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) (“Separation from Service”) and Executive must execute and allow the Release to become effective within 60 days of Executive’s termination or resignation.  Executive’s ability to receive the Severance Benefits pursuant to Section 9.2(b) is further conditioned upon Executive: returning all Company property; complying with post-termination obligations under this Agreement and the Employee Proprietary Information Agreement, and complying with the Release including without limitation any non-disparagement and confidentiality provisions contained therein.  The Severance Benefits provided to Executive pursuant to Section 9.2(b) are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program.

The damages (if any) caused to Executive by a Termination Without Cause or a Termination for Good Reason would be difficult to ascertain; therefore, the Severance Benefits for which Executive is eligible pursuant to Section 9.2(b) above in exchange for the Release is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

Change in Control Severance Benefits.

In the event that the Company (or any surviving or acquiring corporation) terminates Executive’s employment for a Termination Without Cause or Executive resigns in connection with a Termination for Good Reason within 12 months following the effective date of a Change in Control (“Change in Control Termination”), and upon compliance with Section 9.2(c) above, Executive shall be eligible to receive the following Change in Control severance benefits instead of the Severance Benefits set forth in Section 9.2 above: (i) a lump-sum cash payment in an amount equal to Executive’s annual Base Salary then in effect for a period of twelve (12) months, less applicable withholdings and deductions, paid on the 60th day following the Change in Control Termination; (ii) an amount equal to 1.0 times (1.0x) Executive’s then current annual Target Bonus paid on the 60th day following the Change in Control Termination; and (iii)

the Company (or any surviving or acquiring corporation) shall pay the premiums of Executive’s group health insurance COBRA continuation coverage, including coverage for Executive’s eligible dependents, during the twelve (12) months following a Change in Control Termination (such period subject to the qualifications of this Section 9.3(a) referred to as “CIC COBRA Payment Period”); provided, however, that (a) the Company (or any surviving or acquiring corporation) shall pay premiums for Executive and Executive’s eligible dependents only for coverage for which Executive and Executive’s eligible dependents were enrolled immediately prior to the Change in Control Termination; and (b) the Company’s (or any surviving or acquiring corporation’s) obligation to pay such premiums shall cease immediately upon Executive’s eligibility for comparable group health insurance provided by a new employer of Executive or upon Executive no longer being eligible for COBRA during the CIC COBRA Payment Period; and (c) the Company’s obligation to pay such premiums shall be contingent on Executive’s timely election of continued group health insurance coverage under COBRA.  Executive agrees that the Company’s (or any surviving or acquiring corporation’s) payment of health insurance premiums will satisfy the Company’s obligations under COBRA for the period provided.  No insurance premium payments will be made following the effective date of Executive’s coverage by a health insurance plan of a subsequent employer.  For the balance of the period that Executive is entitled to coverage under federal COBRA law, if any, Executive shall be entitled to maintain such coverage at Executive’s own expense.  Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including, without limitation, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company will instead pay Executive, on the first day of each month of the remainder of the CIC COBRA Payment Period, the Special Severance Payment.

To receive the payments in Section 9.3(a), Executive’s termination or resignation must constitute a Separation from Service (as defined under Treasury Regulation Section 1.409A-1(h)) and Executive must execute and allow the Release to become effective within 60 days of Executive’s termination or resignation.  Executive’s ability to receive benefits pursuant to Section 9.3(a) is further conditioned upon Executive: returning all Company property; complying with Executive’s post-termination obligations under this Agreement and the Employee Proprietary Information Agreement, and complying with the Release including without limitation any non-disparagement and confidentiality provisions contained therein.

In addition, notwithstanding anything contained in Executive’s award agreements to the contrary, upon a Change in Control Termination Executive shall receive accelerated vesting of all then unvested shares of the Company’s Common Stock subject to outstanding stock options, restricted stock units and any other equity incentive awards that Executive then may have, if any, provided, however, that unvested shares subject to Executive’s outstanding stock options shall only accelerate if Executive executes the Release within the timeframe provided by the Company and Executive’s stock options shall remain outstanding following the date of Executive’s Change in Control Termination if and to the extent necessary to give effect to this Section 9.3(c) subject to earlier termination under the terms of the equity plan under which such stock options were granted and the original maximum term of the award (without regard to Executive’s termination).

As used in this Agreement, a “Change in Control” is defined as the first to occur of the following: (a) a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the assets of the Company (other than the transfer of the Company’s assets to a majority-owned subsidiary corporation); (b) a merger or consolidation in which the Company is not the surviving corporation (unless the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing at least fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction); (c) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (unless the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing at least fifty percent (50%) of the voting power of the Company); or (d) any transaction or series of related transactions in which in excess of fifty percent (50%) of the Company’s voting power is transferred.  Notwithstanding the foregoing, to the extent that the Company determines that any of the payments or benefits under this Agreement that are payable in connection with a Change in Control constitute deferred compensation under Section 409A that may only be paid on a qualifying transaction (that is, they are not “exempt” under 409A), the foregoing definition of Change in Control shall apply only to the extent the transaction also meets the definition used for purposes of Treasury Regulation Section 1.409A-3(a)(5), that is, as defined under Treasury Regulation Section 1.409A-3(i)(5).

Parachute Taxes.

If any payment or benefit Executive would receive from the Company or otherwise in connection with a Change of Control or other similar transaction (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount.  The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount ((x) or (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a Reduced Amount will give rise to the greater after tax benefit, the reduction in the Payments will occur in the following order: (a) reduction of cash payments; (b) cancellation of accelerated vesting of equity awards other than stock options; (c) cancellation of accelerated vesting of stock options; and (d) reduction of other benefits paid to Executive.  Within any such category of payments and benefits (that is, (a), (b), (c) or (d)), a reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are.  In the event that acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting will be canceled, subject to the immediately preceding sentence, in the reverse order of the date of grant.

The registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the event described in Section

280G(b)(2)(A)(i) of the Code will perform the foregoing calculations.  If the registered public accounting firm so engaged by the Company is serving as accountant or auditor for the acquirer or is otherwise unable or unwilling to perform the calculations, the Company will appoint a nationally recognized firm that has expertise in these calculations to make the determinations required hereunder.  The Company will bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.  The firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company and Executive within 30 calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as reasonably requested by the Company or Executive.  Any good faith determinations of the independent registered public accounting firm made hereunder will be final, binding and conclusive upon the Company and Executive.

Notice; Effective Date of Termination.

Termination of Executive’s employment pursuant to this Agreement shall be effective on the earliest of:

immediately after the Company gives notice to Executive of Executive’s Termination for Cause or Termination Without Cause, unless pursuant to Section 6(c) in which case 15 days after notice if not cured or unless the Company specifies a later date, in which case, termination shall be effective as of such later date;

immediately upon Executive’s death;

immediately after the Company gives notice to Executive of Executive’s termination on account of Executive’s Disability, unless the Company specifies a later date, in which case, termination shall be effective as of such later date, provided that Executive has not returned to the full time performance of Executive’s duties prior to such date;

thirty (30) days after Executive gives written notice to the Company of Executive’s Resignation; provided that the Company may set a termination date at any time between the date of notice and the date of resignation, in which case Executive’s resignation shall be effective as of such other date.  Executive will receive compensation through any required notice period; or

the date set forth in Section 8.2 above for a Termination for Good Reason.

In the event notice of a termination under subsections (a)(i), (iii) and (iv) is given orally, at the other party’s request, the party giving notice must provide written confirmation of such notice within 5 business days of the request in compliance with the requirement of Section 10.1 below.

Cooperation With Company After Termination of Employment. Following termination of Executive’s employment for any reason, Executive shall fully cooperate with the Company in all matters relating to the winding up of Executive’s pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other employees as may be designated by the Company.

Application of Section 409A.  It is intended that all of the benefits and payments under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions.  If not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms.  For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder will at all times be considered a separate and distinct payment.  Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then if delayed commencement of any portion of such payments is required to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, the timing of the payments upon a Separation from Service will be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after the effective date of Executive’s Separation from Service, and (ii) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company will (A) pay to Executive a lump sum amount equal to the sum of the payments upon Separation from Service that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payments had not been delayed pursuant to this paragraph, and (B) commence paying the balance of the payments in accordance with the applicable payment schedules set forth above.  No interest will be due on any amounts so deferred.  To the extent that any severance payments or benefits payable to Executive pursuant to this Agreement are not otherwise exempt from the application of Code Section 409A, then, if the period during which Executive may consider and sign the Release spans two calendar years, the payment of severance will not be made or begin until the later calendar year.

General Provisions.

Notices.  Any notices required hereunder to be in writing shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) 5 days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) 1 day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the Company, “Attention Chairperson of the Board,” at its primary office location and to Executive at Executive’s address as listed on the Company payroll, or at such other address as the Company or Executive may designate by 10 days advance written notice to the other.

Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

Survival.  Provisions of this Agreement which by their terms must survive the termination of this Agreement in order to effectuate the intent of the parties will survive any such termination, whether by expiration of the term, termination of Executive’s employment, or otherwise, for such period as may be appropriate under the circumstances.

Waiver.  If either party should waive any breach of any provisions of this Agreement, Executive or the Company shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

Complete Agreement.  This Agreement constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof.  This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements.  This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company.  The parties have entered into a separate Employee Proprietary Information Agreement and have entered or may enter into separate agreements related to stock awards.  These separate agreements govern other aspects of the relationship between the parties, have or may have provisions that survive termination of Executive’s employment under this Agreement, may be amended or superseded by the parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

Further Assurances.  Executive agrees to execute, acknowledge, seal and deliver such further assurances, documents, applications, agreements and instruments, and to take such further actions, as the Company may reasonably request in order to accomplish the purposes of this Agreement.

Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

Headings.  The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of

Executive’s duties hereunder and may not assign any of Executive’s rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of Maryland, without giving effect to choice of law principles.  Executive and the Company hereby expressly consent to the personal jurisdiction and venue of the state and federal courts located in the State of Maryland for any claims or suits arising from or related to this Agreement.

[Signature page follows]

In Witness Whereof, the parties have executed this Executive Employment Agreement effective as of the day and year first written above.

GLYCOMIMETICS, INC.		EXECUTIVE

/s/Harout Semerjian		/s/ Chinmaya Rath
(Signature)		(Signature)

By:	Harout Semerjian	By:	Chinmaya Rath
Title:	Chief Executive Officer

Signature Page to Executive Employment Agreement

Exhibit A

Employee Proprietary Information Agreement

(see following pages)

Exhibit A to Executive Employment Agreement

Exhibit B

Release Agreement

(see following pages)

Exhibit B to Executive Employment Agreement

Release Agreement

This Release Agreement (“Release”) is made by and between GlycoMimetics, Inc. (the “Company”) and Chinmaya Rath (“you”).  You and the Company entered into an Employment Agreement effective as of February 10, 2023 (the “Employment Agreement”).  You and the Company hereby further agree as follows:

A blank copy of this Release was attached to the Employment Agreement as Exhibit B.

Severance Payments.  If your employment was terminated by the Company for a Termination Without Cause, a Termination for Good Reason, or a Change in Control Termination (as defined in the Employment Agreement) in accordance with Section 9 of the Employment Agreement, then in consideration for your execution, return and non-revocation of this Release, following the Release Date (as defined in Section 3 below) the Company will provide severance benefits to you as follows: [described benefits and payment schedule].

Release by You.  In exchange for the payments and other consideration under this Release, to which you would not otherwise be entitled, and except as otherwise set forth in this Release, you hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates (the “Releasees”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Release, including but not limited to:  all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law (individually a “Claim” and collectively “Claims”).  The Claims you are releasing and waiving in this Release include, but are not limited to, any and all Claims that the Company, its parents and subsidiaries, and its and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns or affiliates:

•	has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;
•	has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: the Age Discrimination in Employment Act, as amended (“ADEA”); Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. § 1981, as amended; the Civil Rights Act of 1866; the Fair Employment Practice Act of Maryland, Md. Code Ann., State Government, Title 20; the Worker Adjustment Retraining and Notification Act; the Equal Pay Act; the Americans With Disabilities Act; the Family Medical Leave Act; the Occupational Safety and Health

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Act; the Immigration Reform and Control Act; the Uniform Services Employment and Reemployment Rights Act of 1994, as amended; Section 510 of the Employee Retirement Income Security Act; and the National Labor Relations Act;
•	has violated any statute, public policy or common law (including but not limited to claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel).

Notwithstanding the foregoing, you are not releasing any right of indemnification you may have for any liabilities arising from your actions within the course and scope of your employment with the Company or within the course and scope of your role as a member of the Board of Directors and/or officer of the Company.  Also excluded from this Release are any claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws and your right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. Nothing in this Release shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act.  You further understand this Release does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  While this Release does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Release.  If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party.  This Release does not abrogate your existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company; however, it does waive, release and forever discharge Claims existing as of the date you execute this Release pursuant to any such plan or agreement.

You are waiving, however, your right to any monetary recovery should any governmental agency or entity, such as the EEOC or the DOL, pursue any claims on your behalf. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, as amended.  You also acknowledge that (i) the consideration given to you in exchange for the waiver and release in this Release is in addition to anything of value to which you were already entitled, and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a claim. You further acknowledge that you have been advised by this writing that:  (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Release; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this

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Release; (c) you have twenty-one (21) days [in the event of a group release 21 days becomes 45 days] to consider this Release (although you may choose to voluntarily execute this Release earlier); (d) you have seven (7) days following your execution of this Release to revoke the Release; and (e) this Release shall not be effective until the date upon which the revocation period has expired unexercised, which shall be the eighth day after this Release is executed by you provided the Company has also executed the Release on or before that date (the “Release Date”).

Return of Company Property.  Within ten (10) days of the effective date of the termination of employment, you agree to return to the Company all Company documents (and all copies thereof) and other Company property then in existence that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).  Receipt of the Severance described in paragraph 2 of this Release is expressly conditioned upon return of all such Company Property.

Confidentiality.  The provisions of this Release will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that:  (a) you may disclose this Release in confidence to your immediate family; (b) you may disclose this Release in confidence to your attorney, accountant, auditor, tax preparer, and financial advisor; and (c) you may disclose this Release insofar as such disclosure may be required by law.  Notwithstanding the foregoing, nothing in this Release shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

Proprietary Information, Inventions, Non-Competition and Non-Solicitation Obligations.  Both during and after your employment you acknowledge your continuing obligations under your Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement (“Employee Proprietary Information Agreement”) not to use or disclose any confidential or proprietary information of the Company and to refrain from certain solicitation and competitive activities.  Confidential information that is also a “trade secret,” as defined by law, may be disclosed (A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

[Note: The Company may, in its discretion, elect to include this provision] Non-Disparagement.  Both you and the Company agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company will respond accurately and fully to any question, inquiry or request for information when

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required by legal process.  The Company’s obligations under this Section are limited to company representatives with knowledge of this provision.  Notwithstanding the foregoing, nothing in this Release shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

No Admission.  This Release does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

Breach.  You agree that upon any material breach of this Release you will forfeit all amounts paid or owing to you under this Release.  Further, you acknowledge that it may be impossible to assess the damages caused by your material violation of the terms of paragraphs 4, 5, 6, and 7 of this Release and further agree that any threatened or actual material violation or breach of those paragraphs of this Release will constitute immediate and irreparable injury to the Company.  You therefore agree that any such breach of this Release is a material breach of this Release, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Release, the Company shall be entitled to an injunction to prevent you from violating or breaching this Release.

Miscellaneous.  This Release, together with your Employee Proprietary Information Agreement, constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Release may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Release will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Release is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Release and the provision in question will be modified by the court so as to be rendered enforceable.  This Release will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Maryland as applied to contracts made and performed entirely within the State of Maryland.

[Signature page follows]

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GLYCOMIMETICS, INC.

By:
Date

EXECUTIVE

Chinmaya Rath	Date

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